Exhibit 99.1

Diamond Foods Reports Second Quarter Fiscal Year 2014 Financial Results

SAN FRANCISCO, March 11, 2014 (GLOBE NEWSWIRE) — Diamond Foods, Inc. (NASDAQ: DMND) (“Diamond”) today reported financial results for its fiscal 2014 second quarter and six months ended January 31, 2014.

Second Quarter Fiscal 2014 Highlights

•	Net sales were approximately flat year-over-year at $220.6 million

•	Snacks sales increased 10.8% to $116.8 million and Nuts sales decreased 10.1% to $103.8 million

•	Gross margin was 25.4% compared to 22.9%

•	Net loss was $15.1 million and non-GAAP net income was $2.6 million

•	Adjusted EBITDA increased 24.4% to $28.6 million

Year-to-Date Fiscal 2014 Highlights

•	Net sales decreased 5.0% to $455.2 million

•	Snacks sales increased 5.9% to $229.3 million and Nuts sales decreased 14.0% to $225.9 million

•	Gross margin was 25.0% compared to 22.8%

•	Net loss was $57.2 million and non-GAAP net income was $7.6 million

•	Adjusted EBITDA increased 6.9% to $57.7 million

(All comparisons above are to the second quarter and first six months of fiscal year 2013. Non-GAAP financial measures are reconciled in the tables below)

“Overall we are pleased with our second quarter performance. Our consolidated gross margin improved 250 basis points reflecting strong sales growth and gross margin expansion in our Snacks segment. These results, however, were weighed down by lower sales and gross margin compression in the Nuts segment due to higher tree nut costs,” said Brian Driscoll, President and CEO. “While we expect to face further headwinds in the Nuts segment in the second half of fiscal 2014, our team remains focused on the execution of our multi-year turnaround strategy and we are confident that we are taking the right steps to position our business for long-term sustainable growth.”

Second Quarter Fiscal 2014

Net sales were comparable to the prior year at $220.6 million and gross profit as a percent of net sales was 25.4% compared to 22.9% last year.

Net loss was $15.1 million, or a loss of $0.68 per share on a fully diluted basis. During the quarter, Diamond incurred an $8.7 million charge for the mark to market adjustment related to shares issuable in connection with the settlement of the securities class action lawsuit and a $7.0 million charge related to a change in the fair value of the Oaktree warrant liability. Excluding these charges, non-GAAP net income for the second quarter was $2.6 million and non-GAAP fully diluted earnings per share was $0.09. Adjusted EBITDA was $28.6 million compared to $22.9 million in the prior year period. Adjusted EBITDA is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Year-to-Date Fiscal 2014

Net sales for the first six months of fiscal 2014 decreased 5.0% to $455.2 million compared to $479.3 million in the first half of last year, and gross profit as a percent of net sales was 25.0% compared to 22.8% last year.

Net loss was $57.2 million, or a loss of $2.60 per share on a fully diluted basis. Excluding certain charges, non-GAAP net income for the first six months of fiscal 2014 was $7.6 million and non-GAAP fully diluted earnings per share was $0.26. Adjusted EBITDA was $57.7 million, compared to $54.0 million last year. Adjusted EBITDA is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

As of January 31, 2014, net debt outstanding was $551.8 million, including the Oaktree debt at its carrying value. Cash and availability on Diamond’s bank revolving line of credit on January 31, 2014 was approximately $74.4 million.

Subsequent to the end of the second quarter, on February 19, 2014, the Company refinanced its debt capital structure. The Company issued $230 million of 7.000% Senior Notes due 2019 and entered into a $415 million 4.5 year syndicated secured Term Loan Facility. The proceeds from these offerings, in addition to the net proceeds from the exercise by Oaktree Capital Management, L.P. (“Oaktree”) of its warrants, were used to prepay outstanding indebtedness under the Company’s existing credit facility and to redeem its senior unsecured notes due 2020 held by Oaktree, including a prepayment premium, fees, expenses and original issue discount in connection with the refinancing.

The Company also closed a $125 million syndicated secured ABL Credit Facility. The ABL has a 4.5 year term, during which the Company may make aggregate drawings not to exceed the lesser of $125 million and an amount equal to the borrowing base specified in the ABL Credit Facility. The ABL Credit Facility may be used to finance working capital and the ongoing general corporate needs of the Company.

In addition to significantly reducing the Company’s interest expense, this debt restructuring will also increase liquidity.

Segment Review

The Company has two reportable segments: Snacks and Nuts. The Snacks segment includes products sold under the Kettle U.S., Kettle U.K. and Pop Secret brands. The Nuts segment includes products sold under the Diamond of California and Emerald brands.

Snacks Segment: Net sales during the second quarter increased 10.8% to $116.8 million compared to prior year period. Gross profit during the second quarter was $42.5 million, 36.4% of net sales, compared to $34.8 million, 33.0% of net sales, in the prior year period.

Net sales during the first six months of fiscal 2014 were $229.3 million, a 5.9% increase compared to the first half of last year. Gross profit during the first six months of fiscal 2014 was $82.0 million, 35.7% of net sales, compared to $73.1 million, 33.8% of sales, in the prior year period.

Nuts Segment: Net sales during the second quarter decreased 10.1% to $103.8 million compared to the prior year period. Gross profit during the second quarter was $13.4 million, 12.9% of net sales, compared to $15.7 million, 13.6% of net sales, in the prior year period.

Net sales during the first six months of fiscal 2014 decreased 14.0% to $225.9 million compared to the prior year period. Gross profit during the first six months of fiscal 2014 was $31.9 million, 14.1% of net sales, compared to $36.0 million, 13.7% of net sales, in the prior year period.

Outlook

Despite continued headwinds associated with tree nut commodity costs in the second half of fiscal 2014 that will adversely impact the Nuts segment, the Company expects to realize an increase in Adjusted EBITDA year-over-year.

Conference Call

The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details. The conference call is scheduled to begin today at 4:30 p.m. ET. To participate on the live call listeners in North America may dial (877) 440-5803 and international listeners may dial (719) 325-4806.

In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at http://www.diamondfoods.com and will be archived online through March 25, 2014. A telephonic playback will be available from 7:30 p.m. ET, March 11, 2014, through March 25, 2014. North America listeners may dial (877) 870-5176 and international listeners may dial (858) 384-5517; the passcode is 3392096.

About Diamond Foods

Diamond Foods is an innovative packaged food company focused on building and energizing brands including Kettle® Chips, Emerald® snack nuts, Pop Secret® popcorn, and Diamond of California® nuts. Diamond’s products are distributed in a wide range of stores where snacks and culinary nuts are sold. For more information, visit the Company’s corporate web site: http://www.diamondfoods.com.

Note Regarding Forward-looking Statements

This press release includes forward-looking statements, including statements about commodity headwinds, financial performance for fiscal 2014 including Adjusted EBITDA and gross margin projections. These forward-looking statements are based on our assumptions, expectations and projections about future events only as of the date of this press release. Many of our forward-looking statements include discussions of trends and anticipated developments under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the periodic reports that we file with the SEC. We use the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “may” and other similar expressions to identify forward-looking statements that discuss our future expectations, contain projections of our results of operations or financial condition or state other “forward-looking” information. You also should carefully consider other cautionary statements elsewhere in this press release and in other documents we file from time to time with the SEC. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Actual results may differ materially from what we currently expect because of many risks and uncertainties, such as: unexpected delays or increased costs in implementing our business strategies; changes in consumer preferences for snack and nut products; risks relating to our leverage, including the cost of our debt and its effect on our ability to respond to changes in our business, markets and industry; the dilutive impact of equity issuances; risks relating to litigation and regulatory proceedings; uncertainties relating to our relations with growers; availability and cost of walnuts and other raw materials; increasing competition and possible loss of key customers; and general economic and capital markets conditions.

Financial Summary

Summarized Statement of Operations:

	Three Months Ended January 31,		Six Months Ended January 31,
	2014	2013	2014	2013
Net sales	$220,577	$220,844	$455,245	$479,306
Cost of sales	164,649	170,275	341,384	370,191

Gross profit	55,928	50,569	113,861	109,115
Operating expenses:	—		—
Selling, General and administrative	33,822	32,266	90,378	70,447
Advertising	13,129	12,294	23,787	21,339
(Gain) loss on warrant liability	6,962	(18,625)	23,938	(11,109)

Total operating expenses	53,913	25,935	138,103	80,677

Income (loss) from operations	2,015	24,634	(24,242)	28,438
Interest expense, net	16,104	14,231	30,952	28,143

Income (loss) before income taxes	(14,089)	10,403	(55,194)	295
Income taxes	971	262	2,019	883

Net Income (loss)	$(15,060)	$10,141	$(57,213)	$(588)

Earnings (loss) per share:
Basic	$(0.68)	$0.46	$(2.60)	$(0.03)
Diluted	$(0.68)	$(0.37)	$(2.60)	$(0.50)
Shares used to compute earnings (loss) per share:
Basic	22,052	21,781	22,019	21,703
Diluted	22,052	23,215	22,019	23,508

Segment Information:

	Three Months Ended		% Change	Six Months Ended		% Change
	January 31,		from	January 31,		from 2013 to 2014
	2014	2013	2013 to 2014	2014	2013
Net sales
Snacks	$116,756	$105,421	11%	$229,346	$216,664	6%
Nuts	103,821	115,423	-10%	225,899	262,642	-14%

Total	$220,577	$220,844	0%	$455,245	$479,306	-5%

Gross profit
Snacks	$42,538	$34,836	22%	$81,961	$73,129	12%
Nuts	13,390	15,733	-15%	31,900	35,986	-11%

Total	$55,928	$50,569	11%	$113,861	$109,115	4%

Summarized Balance Sheet Data:

	January 31,
	2014	2013
ASSETS
Total current assets	280,055	276,040
Restricted cash	—	—
Property, plant and equipment, net	130,112	138,073
Deferred income taxes	—	—
Goodwill	408,089	404,791
Other intangible assets, net	393,099	434,401
Other long-term assets	17,402	21,670

Total assets	$1,228,757	$1,274,975

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	418,885	242,228
Long-term obligations	549,390	552,555
Deferred income taxes	107,317	127,883
Other liabilities	21,862	23,732
Total stockholders’ equity	131,303	328,577

Total liabilities and stockholders’ equity	$1,228,757	$1,274,975

Non-GAAP Financial Information

Reconciliation of Income (Loss) Before Income Taxes to Non-GAAP EPS:

	Three Months Ended January 31,		Six Months Ended January 31,
	2014	2013	2014	2013
GAAP income (loss) before income taxes	$(14,089)	$10,403	$(55,194)	$295
(Gain) Loss on warrant liability	6,962	(18,625)	23,938	(11,109)
Reduction of liability due to lease assignment	—	—	—	(1,319)
Loss on Securities settlement liability	8,678	—	32,174	—
SEC settlement	—	—	5,000	—
Shareholder derivative suit gain	—	—	(1,600)	—
Legal Expenses	641	990	2,327	2,974

Adjustments to SG&A	310	5,663 (1)	310	15,820 (1)

Non-GAAP income (loss) before income taxes	2,502	(1,569)	6,955	6,661

GAAP income taxes	971	262	2,019	883
Tax effect of Non-GAAP adjustments	(1,056)	(2,973)	(2,690)	(513)

Non-GAAP income taxes (benefit)	(85)	(2,711)	(671)	370

Non-GAAP net income	2,587	1,142	7,626	6,291

Non-GAAP EPS-diluted

Shares used in computing Non-GAAP	29,922 (2)	23,523	29,209 (3)	23,882

EPS-diluted	$0.09	$0.05	$0.26	$0.26

(1)	Related primarily to audit committee investigation, restatement- related expenses, consulting fees, retention, and severance.
(2)	The shares used in computing non-GAAP EPS include the 4,450,000 shares that were issued to settle the securities class action lawsuit. The calculation also includes 2,654,974 shares related to Oaktree Capital Management, L.P.’s excercise of their warrant on February 19, 2013. This share amount was calculated utilizing the treasury stock method. The actual shares issued to Oaktree were 4,420,859. The actual effect of the exercise of the Oaktree warrant will be accounted for in Q3:14.

(3)	The shares used in computing non-GAAP EPS include the weighted average of the 4,450,000 shares that were issued to settle the securities class action lawsuit. It was assumed that the shares were issued on August 21st to obtain a weighted average share amount of 3,990,489 utilized in this calculation. The calculation also includes 2,531,474 shares related to Oaktree Capital Management, L.P.’s excercise of their warrant on February 19, 2013. This share amount was calculated utilizing the treasury stock method. The actual shares issued to Oaktree were 4,420,859. The actual effect of the exercise of the Oaktree warrant will be accounted for in Q3:14.

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

	Three Months Ended January 31,		Six Months Ended January 31,
	2014	2013	2014	2013
GAAP net income (loss)	$(15,060)	$10,141	$(57,213)	$(588)
Income taxes	971	262	2,019	883

Income (loss) before income taxes	(14,089)	10,403	(55,194)	295
Interest expense, net	16,104	14,231	30,952	28,143

Income (loss) from operations	2,015	24,634	(24,242)	28,438

Reduction of liability due to lease assignment	—	—	—	(1,319)
(Gain) Loss on warrant liability	6,962	(18,625)	23,938	(11,109)
(Gain) Loss on Securities settlement liability	8,678	—	32,174	—
SEC settlement	—	—	5,000	—
Shareholder derivative suit gain	—	—	(1,600)	—
Legal Expenses	641	990	2,327	2,974

Adjustments to SG&A expenses	310	7,906 (1)	310	17,706

Stock-based compensation expense	1,987	(128)	3,464	1,122

Depreciation and amortization	7,958	8,171	16,293	16,138

Adjusted EBITDA	$28,551	$22,948	$57,664	$53,950

(1)	Related primarily to audit committee investigation, restatement- related expenses, consulting fees, retention, and severance.

About Diamond’s Non-GAAP Financial Measures

This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures, and its financial statements to evaluate its business.

Diamond believes that its non-GAAP financial measures provide meaningful information regarding operating results because they do not include amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP financial measures also facilitate comparison of results for current periods and business outlook for future periods.

Adjusted EBITDA is used by management as a measure of operating performance. Adjusted EBITDA is defined as net income before interest expense, income taxes, stock-based compensation, depreciation, amortization, and other non-operating expenses, including the aforementioned expenses related to the proposed settlement of the private securities class action case, Oaktree warrant liability gains/losses, SG&A expenses primarily related to audit committee investigation, and restatement and related expenses. We believe that Adjusted EBITDA is useful as an indicator of ongoing operating performance. As a result, some management reports feature Adjusted EBITDA, in conjunction with traditional GAAP measures, as part of our overall assessment of company performance.

Diamond’s management uses non-GAAP financial measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses and other amounts required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non-GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view Diamond’s business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.

Contact

Investors:	Media:

ICR	ICR
Katie Turner	Anton Nicholas/Jessica Liddell
415-230-7952	415-445-7431